EXHIBIT 7

REPORT OF CONDITION

WILMINGTON TRUST, NATIONAL ASSOCIATION

As of the close of business on September 30, 2017

ASSETS	Thousands of Dollars
Cash and balances due from depository institutions:	2,747,707
Securities:	5,621
Federal funds sold and securities purchased under agreement to resell:	280,400
Loans and leases held for sale:	0
Loans and leases net of unearned income, allowance:	238,963
Premises and fixed assets:	4,660
Other real estate owned:	438
Investments in unconsolidated subsidiaries and associated companies:	0
Direct and indirect investments in real estate ventures:	0
Intangible assets:	0
Other assets:	41,253
Total Assets:	3,319,042

LIABILITIES	Thousands of Dollars
Deposits	2,761,758
Federal funds purchased and securities sold under agreements to repurchase	0
Other borrowed money:	0
Other Liabilities:	30,577
Total Liabilities	2,792,335

EQUITY CAPITAL	Thousands of Dollars
Common Stock	1,000
Surplus	395,010
Retained Earnings	130,974
Accumulated other comprehensive income	(277)
Total Equity Capital	526,707
Total Liabilities and Equity Capital	3,319,042